SUB-ADVISORY AGREEMENT

Rational/ReSolve Adaptive Asset Allocation Strategy Fund

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT, between Rational Advisors, Inc., an Ohio corporation (the “Adviser”), and ReSolve Asset Management, Inc., a corporation formed under the laws of Canada (the “Sub-Adviser”).

WHEREAS, the Adviser acts as the investment adviser to series of the Mutual Fund and Variable Insurance Trust, a Delaware statutory trust (the “Trust”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a Management Agreement dated as of January 1, 2016 (the “Management Agreement”);

WHEREAS, under the Management Agreement, the Adviser has full legal authority to engage unaffiliated investment managers as sub-advisers to manage accounts and or assets designated for the Adviser’s management by the Trust;

WHEREAS, the Sub-Adviser is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Adviser and the Sub-Adviser entered into sub-advisory agreement dated February 27, 2018 (the “Initial Agreement”) whereby the Sub-Adviser rendered investment advisory services to Rational/ReSolve Adaptive Asset Allocation Strategy Fund (the “Fund”), a series of shares of beneficial interest of the Trust; and

WHEREAS, the Adviser has also retained ReSolve Asset Management SEZC (Cayman) (the “Commodities Trading Adviser”) to provide commodity trading advisory services for the Fund pursuant to a trading advisory agreement dated April 1, 2021; and

WHEREAS, the Initial Agreement terminated in accordance with its terms because the Sub-Adviser experienced a “change of control,” as defined in Section 2(a)(9) of the 1940 Act on or about December 27, 2019, and the Adviser and the Sub-Adviser entered into a replacement sub-advisory agreement effective as of December 27, 2019 (the “Second Agreement”); the Second Agreement had terminated because of a second change of control on or about October 1, 2020 (the “Second Change of Control”), and the Adviser and the Sub-Adviser entered into a replacement sub-advisory agreement effective as of October 1, 2020 (the “Third Agreement”); and, in connection with the retention of the Commodities Trading Adviser, the Third Agreement was amended and restated respecting the services provided by the Sub-Adviser to the Fund and compensation payable by the Adviser to the Sub-Adviser, effective as of April 1, 2021 (the “Amended Agreement”); and

WHEREAS, the Sub-Adviser informed the Board that it expected to experience a fourth “change of control,” as defined in Section 2(a)(9) of the 1940 Act, of the Sub-Adviser, on or about September 30, 2023 (the “Fourth Change of Control”) that would result in the assignment and automatic termination of the Amended Agreement in accordance with its terms ; and

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WHEREAS, the Adviser desires the Sub-Adviser to continue to render investment advisory services to the Fund effective as of the Fourth Change of Control, and the Sub-Adviser is willing to continue to render such services; and

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.                  Restatement.

1.1	The Amended Agreement shall be replaced in its entirely by this Agreement.

2.                  Appointment and Status of Sub-Adviser.

2.1	The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust (the “Board”) from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

3.                  Sub-Adviser’s Duties.

3.1	Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations of the Fund and the composition of the portfolio of securities and investments (including cash) belonging to the Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (together, the “Prospectus”) and subject to the following understandings:
(a)	The Sub-Adviser shall furnish a continuous investment program for the Fund and determine from time to time what investments or securities will be purchased, retained or sold by the Fund and what portion of the assets belonging to the Fund will be invested or held uninvested as cash;
(b)	The Sub-Adviser shall determine the portion of assets to be allocated to Commodities Trading Adviser for investment in financial and commodity futures contracts, commodity options and other commodity interests;
(c)	The Sub-Adviser shall use its best judgment in the performance of its duties under this agreement;
(d)	The Sub-Adviser, in the performance of its duties and obligations under this agreement for the Fund, shall act in conformity with the Trust’s declaration of trust, its by-laws and the Fund’s prospectus and with the reasonable instructions and directions of the Board and the Adviser, and will conform to
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and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(e)	The Sub-Adviser shall determine the securities to be purchased or sold by the Fund and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to Section 7 Execution of Purchase and Sale Orders below;
(f)	The Sub-Adviser shall maintain books and records with respect to the securities transactions of the Fund and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request;
(g)	The Sub-Adviser shall provide the Trust’s custodian and fund accountant on each business day with information about the Fund’s securities transactions, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian;
(h)	The Sub-Adviser shall respond promptly to any request from the Adviser or the Fund’s fund accountant for assistance in obtaining price sources for securities held by the Fund or determining a price when a price source is not available, and promptly review the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect;
(i)	The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this agreement is in effect, the Sub-Adviser shall provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code;
(j)	The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable federal and state regulations. The Sub-Adviser shall provide to the trust’s chief compliance officer an annual written report regarding the Sub-Adviser’s compliance program.
(k)	Upon the Adviser’s request, the Sub-Adviser shall provide such information and assistance as may be required to enable the Adviser to fulfill its obligations
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under the Trust’s Liquidity Risk Management Program including, but not limited to, review of all liquidity determinations.

4.                  Custodian.

4.1	The assets of the Fund shall be held by an independent custodian, not the Adviser nor Sub-Adviser. The Sub-Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding the Fund and the custodian is authorized and directed to effect transactions for the Fund and otherwise take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser ‘s obligations in respect of the Fund.

5.                  Risk Acknowledgment.

5.1	The Adviser acknowledges that Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, nor the success of the Sub-Adviser’s overall management of the Fund. Accordingly, the Adviser acknowledges and agrees that the Sub-Adviser shall not have any legal or financial responsibility for performance or losses unless directly attributable to the gross negligence or willful misconduct of the Sub-Adviser, including the Sub-Adviser’s failure to adhere to any investment policies and restrictions as described in the Fund’s prospectus and statement of additional information.

6.                  Directions to the Sub-Adviser.

6.1	The Adviser will be responsible for forwarding the Adviser and/or Trust directions, notices and instructions to the Sub-Adviser, in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

7.                  Execution of Purchase and Sale Orders.

7.1	In connection with purchases or sales of portfolio securities for the account of the Fund, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Board from time to time. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek, for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.
7.2	The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and
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research services to the Fund and/or the other accounts over which it exercises investment discretion.

7.3	The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Fund’s portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to accounts over which the Sub-Adviser exercises investment discretion. The Trust and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Fund and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund. The Sub-Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.
7.4	Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund. The Sub-Adviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies.

8.                  Books and Records.

8.1	The Sub-Adviser shall keep the Trust’s books and records required to be maintained by it pursuant to Section 3.1(f) of this Agreement. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act.

9.                  Expenses of the Sub-Adviser.

9.1	During the term of this Agreement, the Sub-Adviser will pay all expenses (including without limitation the compensation of all trustees or officers of the Trust, if any, who are “interested persons” of the Sub-Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Fund (including taxes and brokerage commissions, if any). Notwithstanding the foregoing, the Sub-Adviser is not obligated to pay the compensation or
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expenses of the Trust’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Sub-Adviser.

10.              Compensation of the Sub-Adviser.

10.1	For the services provided and the expenses borne pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee equal to twelve and one-half percent (12.5%) of the net advisory fees paid by the Fund to the Adviser as described in the Prospectus. Net Advisory Fees are defined as advisory fees collected from the Fund net of fee waivers or expense reimbursements due to the expense caps and any extraordinary expenses related to the management and sponsorship of the Fund, including but not limited to, litigation and legal expenses as recorded on the financial statements of the Adviser. This fee for each month will be paid to the Sub-Adviser during the succeeding month. The Adviser is solely responsible for the payment of the Sub-Adviser’s fees, and the Sub-Adviser agrees not to seek payment of its fees from the Trust or the Fund.

11.              Liability.

11.1	Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof (together, the “Sub-Adviser Affiliates”) shall be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser in connection with the matters to which this Agreement relates except that the Sub-Adviser shall be liable for a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part or on the part of any of the Sub-Adviser Affiliates in the performance of their duties or from reckless disregard of their obligations and duties under this Agreement.
11.2	Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser’s control or direction, even though paid by the Sub-Adviser.

12.              Duration and Termination.

12.1	The term of this Agreement shall begin on the date of the Change of Control and, unless sooner terminated as hereinafter provided, shall continue in effect for an initial term ending December 31, 2024. This Agreement shall continue in effect from year to year thereafter through December 31st, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as
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defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

12.2	This Agreement may be terminated at any time on 60 day’s prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by the Adviser, (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 90 days’ prior written notice to the Adviser and the Trust. Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by the Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund’s obligation to pay advisory fees to the Adviser. If this Agreement is terminated by the Adviser or Sub-Adviser, the Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

13.              Non-Exclusive Management.

13.1	The Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Fund. The Adviser expressly acknowledges and understands that the Sub-Adviser shall be free to render investment advice to others and that the Sub-Adviser does not make its investment management services available exclusively to the Adviser or the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical.

14.              Good Standing.

14.1	The Adviser and Sub-Adviser hereby warrant and represent that they are each investment advisers in good standing that their respective regulatory filings are current and accurately reflect their advisory operations, and that they are in compliance with applicable state and federal rules and regulations pertaining to investment advisers. In addition, the Adviser and the Sub-Adviser further warrant and represent that neither is (nor any of their respective Associated Persons are) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Investment Advisers Act of 1940 (or any successor
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Advisers Act sections or rules), nor are they currently the subject of any investigation or proceeding which could result in statutory disqualification. The Adviser and Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

15.              Amendment.

15.1	This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Trust approves the amendment (a) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

16.              Privacy Notice/Confidentiality.

16.1	The Adviser and Sub-Adviser acknowledge prior receipt of the other’s Privacy Notice and Policy. The Adviser and Sub-Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

17.              Notice.

17.1	Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party at the addresses or facsimile numbers as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

18.              Arbitration.

18.1	Any controversy or claim arising out of or related to this Agreement shall be settled by binding arbitration by one arbitrator in the State of New York, Suffolk County in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators’ decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

19.              Indemnification.

19.1	The Adviser agrees to defend, indemnify and hold harmless the Sub-Adviser and Sub-Adviser’s officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the violation of any of the terms of this Agreement by the Adviser.
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19.2	The Sub-Adviser agrees to defend, indemnify and hold harmless the Adviser and each of the Adviser’s officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the violation of any of the terms of this Agreement by the Sub-Adviser.
19.3	The Adviser and the Sub-Adviser’s obligations under this paragraph shall survive the termination of this Agreement.

20.              Governing Law.

20.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21.              Severability.

21.1	In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

22.              Counterparts.

22.1	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.              Binding Effect.

23.1	Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

24.              Captions.

24.1	The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

25.              Change of Control.

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25.1	The Sub-Adviser shall notify the eAdviser and the Trust in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

26.              Other Business.

26.1	Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

[The remainder of this page is blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.

Rational Advisors, Inc.	ReSolve Asset Management, Inc.
By: /s/ Jerry Szilagyi ________________	By: /s/ Cheryl Davidson ______________
Name: Jerry Szilagyi	Name: Cheryl Davidson
Title: Chief Executive Officer	Title: Director and President

Dated: as of September 30, 2023

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